MOUNTAIN STATES R&D INTERNATIONAL INC.
13801 E. Benson Highway, Suite A
Vail, Arizona  85641

CONSENT OF GEOLOGICAL CONSULTANT

We hereby consent to the inclusion and reference by Searchlight Minerals Corp. in connection with the Registration Statement on Form S-1/A to be filed with the United States Securities and Exchange Commission (the “Registration Statement”), of our findings included in our report relating to chain of custody drill hole and bulk surface sample analyses on the Clarkdale Slag Project (the “Report”).  We concur with the discussion and summary of our Report as it appears in the Registration Statement and consent to our being named as an expert therein.

MOUNTAIN STATES R&D INTERNATIONAL INC.

By: /s/ Roshan Bhappu
       Dr. Roshan Bhappu
       President

Dated December 22, 2008